Exhibit 10.8

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made as of the 26th day of September, 2019, by and between Innovation Center Annex, LLC, a New York limited liability company with offices at 640 Ellicott Street, Suite 400, Buffalo, New York 14203 (the “Landlord”) and ACV Auctions Inc., a Delaware corporation with offices at 640 Ellicott Street, Buffalo, New York 14203 (the “Tenant”).

NOW, THEREFORE, in consideration of the rents to be paid and covenants to be performed by Tenant hereinafter provided, Landlord leases to Tenant and Tenant leases from Landlord eleven thousand (11,000) rentable square feet on the first floor of the Building located at 847 Main Street, Buffalo, New York, and Tenant shall at all times have unlimited and unrestricted ingress and egress and access to the Premises.

ARTICLE 1 BASIC LEASE INFORMATION

1.1 Basic Lease Information. As used in this Lease, the following basic lease terms shall have the meanings ascribed thereto:

(a)	Landlord:	Innovation Center Annex, LLC

(b)	Landlord’s Address:	640 Ellicott Street, Suite 401 Buffalo, New York 14203

(c)	Tenant:	ACV Auctions Inc.

(d)	Tenant’s Address:	640 Ellicott Street Suite 321 Buffalo, New York 14203

(e)	Premises:	Approximately thirteen thousand fifty (13,050) rentable square feet (“RSF”), which is to be located on the first floor (collectively, the “Premises”) of the building located at 847 Main Street, Buffalo, New York 14203 (the “Building”) in the location labeled “Premises” on Exhibit A, attached hereto and incorporated herein. For the purposes of Base Rent calculation, the RSF includes Tenant’s occupancy and usage of any and all common areas in the Building.

(f)	Term:	The Term shall commence on the Commencement Date and terminate July 31, 2023, subject to renewal in accordance with Section 2.3.

(g)	Commencement Date:	Upon substantial completion of the Premises as set forth in Section 2.3

(h)	Security Deposit:	$39,150.00

(i)	Base Rent:	$18.00/RSF, annually for the first twenty-four (24) months. Rent shall escalate as set forth in Section 3.1.

(j)	Additional Rent:	Any amounts that this Lease requires Tenant to pay in addition to Base Rent, including Operating Expenses, and shall be payable throughout the entire Term.

(k)	Rent:	The Base Rent and Additional Rent.

If any other provision of this Lease contradicts any definition of this Article, the other provision will prevail.

ARTICLE 2 AGREEMENT AND TERM

2.1 Grant of Lease. Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, together with the non-exclusive use of any and all common areas within the Building, on the terms and conditions set forth in this Lease. A copy of the Building’s floor plan is attached hereto as Exhibit A.

2.2 Renovations. Landlord may make alterations to the total square footage of the Building, including a potential change in the usable space due to renovation; provided that the same does not materially and adversely affect Tenant’s Premises, increase Tenant’s obligations under this Lease, or unreasonably interfere with its access to the Premises. Landlord may increase building square footage through building additions, and Tenant’s pro rata share shall be equitably adjusted upon any such increase.

2.3 Term. The Term of this Lease shall begin on the Commencement Date and continue until July 31, 2023. The Commencement Date shall occur upon the date that: (i) Landlord delivers the Premises to Tenant upon substantial completion of the Tenant Improvements, as determined by Landlord’s architect subject only to completion of minor punch list items and (ii) a certificate of occupancy is received for the Premises. Tenant shall commence the conduct of its business in the Premises within ten (10) days of the Commencement Date. If the Commencement Date is other than the first day of a month, the Term of this Lease shall begin on the first day of the month following the Commencement Date, but the terms of this Lease shall be in effect as of the Commencement Date and Tenant shall pay to Landlord the Base Rent and Additional Rent in accordance with Section 3.1 and Section 3.2 herein, pro-rated for any such partial month. As long as Tenant is not in default of this Lease at such time or at the end of the initial Term, Tenant shall have an option to extend the Term for an additional sixty (60) months (the “Renewal Term”) by providing Landlord with written notice of Tenant’s intent to do so six (6) months prior to expiration of the initial Term. The Renewal Term shall be on the same terms as this Lease but Base Rent shall increase as set forth in Section 3.1.

2.4 Holdover. Unless, prior to the expiration of the Term, Landlord has executed a lease for the Premises with a new tenant, Tenant shall have the right to holdover on a month-to-month basis following the expiration of this Lease, at a rate of 150% of the final Base Rent, payable pursuant to

Article 3 below. If Tenant remains in possession of all or any part of the Premises after the expiration of the Term, with the express or implied consent of Landlord, such tenancy will not constitute a renewal or extension of this Lease for any further Term, such tenancy may be terminated by Landlord upon the earlier of thirty (30) days’ prior written notice or the earliest date permitted by law. Such month-to-month tenancy will be subject to every other term, condition, and covenant contained in this Lease.

2.5 Early Termination. The parties hereto acknowledge that Landlord or a Landlord affiliate (including 640 Ellicott Street, LLC) currently are parties to a separate lease dated as of November 30, 2017 which commenced on August 1, 2018 (the “Other Lease”). Notwithstanding anything to the contrary elsewhere in this Lease, if Tenant terminates the Other Lease in accordance with the terms thereof, then within thirty (30) days of the termination of the Other Lease, Tenant may with a penalty, terminate this Lease upon written notice to Landlord with the termination of this Lease to be effective ninety (90) days after Tenant provides such written notice to Landlord of its intention to terminate this Lease. The amount of the penalty shall be equal to the total sum of three (3) months’ Base Rent in effect at the time Tenant provides written notice to Landlord of Tenant’s intent to terminate this Lease. If Tenant does not so exercise its right to terminate this Lease by written notice to Landlord within the thirty (30) day period following the termination of the Other Lease, the Tenant’s termination right with respect to this Lease shall be deemed terminated and this Lease shall remain in full force and effect. Except as set forth in this Section 2.5 and as may be otherwise set forth in the Lease, Tenant shall not have any other option to terminate this Lease prior to the expiration of Term. For the avoidance of doubt, Tenant’s right to terminate this Lease shall not apply in the event that the certain month-to-month lease by and between 640 Ellicott, LLC and Tenant, is terminated.

ARTICLE 3 RENT

3.1 Payment of Base Rent. During the first twenty-four (24) months of the Term, Tenant will pay Base Rent to Landlord in the annual amount of $18.00 per RSF (i.e. Base Rent shall be Two Hundred Thirty-Four Thousand Nine Hundred U.S. Dollars ($234,900.00) annually with equal monthly payments of Nineteen Thousand Five Hundred Seventy-Five U.S. Dollars ($19,575.00) each, the first of which shall become due on the Commencement Date (pro-rated if other than the first day of the month) with successive installments to be paid on or before the first day of each month thereafter through the last day of the second year of the Term. Base Rent shall thereafter increase to Nineteen U.S. Dollars ($19.00) per RSF, payable in equal monthly installments, the first of which shall become due on the first day of the first month of the third year of the Term, with successive installments to be paid on or before the first day of each month thereafter through the last day of the final year of the Term. In the event that Tenant elects to extend this Lease pursuant to Section 2.3, Base Rent shall increase to an annual amount of Twenty U.S. Dollars ($20.00) per RSF, payable in equal monthly installments, the first of which shall become due on the first day of the first month of the first year of the Renewal Term; with successive installments to be paid on or before the first day of each month thereafter through the last day of the second year of the Renewal Term. Thereafter for the remainder of the Renewal Term, Base Rent shall increase to an annual amount of Twenty-One U.S. Dollars ($21.00) per RSF, payable in equal monthly installments with successive installments to be paid on or before the first day of each month thereafter through the last day of the final year of the Renewal Term.

Base Rent will be paid to Landlord, without written notice or demand, and without deduction or offset, in lawful money of the United States of America at Landlord’s Address, or to such other address as Landlord may from time to time designate in writing, or by wire transfer.

3.2 Payment of Operating Expenses. Beginning on the Commencement Date, Tenant shall be responsible for its pro rata share of the Operating Expenses (as hereinafter defined) incurred during each year of the Lease. Tenant’s pro rata share shall be calculated as the percentage of the Building’s RSF occupied by Tenant pursuant to this Lease, which equates to approximately thirteen thousand fifty (13,050) RSF out of the total thirty-five thousand one hundred fifty-eight (35,158) RSF in the Building, or approximately 37.1%. “Operating Expenses” shall be defined as Landlord’s reasonable and actual expenses of operating the Building and include, but not be limited to, utilities supplied to the common areas of the Building, maintenance of, insurance, and real property taxes affecting the Building. Operating Expenses shall not include:

(a) all design and construction costs as well as costs of correcting defects in the original construction, design or materials of the Building, parking facilities and other Common Areas;

(b) repair and maintenance of structural walls, foundation and spaces not in the Common Areas and other capital expenditures;

(c) interest and amortization on mortgages and other debt costs;

(d) ground lease payments, if any;

(e) depreciation of buildings and other improvements;

(f) expenses covered by warranty, insurance or other reimbursement;

(g) except as otherwise set forth herein, leasing costs (including fees/costs for consulting, marketing, advertising, brokerage, legal fees and disbursements, rent concessions, refurbishment or improvement);

(h) improvements, alterations, repairs and maintenance performed in any tenant’s exclusive space and the cost of providing any service for a particular tenant;

(i) costs incurred due to violations by the Landlord of any of the terms and conditions of any other leases in the Building (including legal fees and disbursements);

(j) any costs and expenses to collect rent and recover possession from other tenants in the Building (including all legal fees and disbursements);

(k) testing, removal and cleanup of hazardous materials from the Building not caused by Tenant;

(l) fines or penalties imposed upon Landlord due to violations of law, rule or regulation;

(m) managing agents’ fees or commissions in excess of the rates then customarily charged by owner/operators for building management for buildings of like class and character;

(n) salaries, fringe benefits and other compensation of Landlord’s personnel above the grade of Building manager; or other off-site personnel;

(o) expenditures for capital improvements except for capital expenditures required by law enacted or first in effect after the Commencement Date, in either of which cases the cost thereof shall be included in Operating Expenses for the year in which the costs are incurred and subsequent years, amortized on a straight line basis over the useful life thereof as determined by generally accepted accounting principles consistently applied, with an interest factor equal to the prime rate of the JP Morgan Chase, New York, (or the successor thereto) at the time of Landlord’s having incurred said expenditure;

(p) amounts received by Landlord through proceeds of insurance to the extent the proceeds are compensation for expenses which were previously included in Operating Expenses hereunder;

(q) cost of repairs or replacements incurred by reason of fire or other casualty to the extent to which Landlord is compensated therefor through proceeds of insurance, or caused by the exercise of the right of eminent domain;

(r) advertising and promotional expenditures;

(s) legal fees for disputes with tenants and legal and auditing fees, other than legal and auditing fees reasonably incurred in connection with the maintenance and operation of the Building or in connection with the preparation of statements required pursuant to Additional Rent;

(t) transfer, gains, franchise, inheritance, estate, occupancy, succession, gift, corporation, unincorporated business, gross receipts, profit and income taxes imposed upon Landlord;

(u) bad debt losses, rent losses or reserves for either, and financing and refinancing costs;

(v) costs incurred with respect to a sale or transfer of all or any portion of the Building or any interest therein;

(w) amounts otherwise includable in Operating Expenses but reimbursed to Landlord directly by Tenant or other tenants;

(x) to the extent any costs includable in Operating Expenses are incurred with respect to both the Building and other properties (including, without limitation, salaries, fringe benefits and other compensation of Landlord’s personnel who provide services to both the Building and other properties), there shall be excluded from Operating Expenses a fair and reasonable percentage thereof which is properly allocable to such other properties; and

(y) costs associated with the operation of the legal entity that constitutes Landlord (such as, by way of example, legal entity formation, organization and qualification) as distinguished from the cost of the operation of the Building.

It is acknowledged that the total annual Operating Expenses to be paid by the Tenant pursuant to the provisions of this Section 3.2 cannot be determined except on an annual basis. It is therefore agreed that, in addition to the payment of individual items of Additional Rent as may be provided for elsewhere in this Lease, the Tenant shall pay an estimated monthly sum which amount shall be determined by Landlord pursuant to a budget prepared by Landlord with respect to its actual Operating Expenses for the current year. Said estimated Operating Expense payment shall be paid in advance, on the first day of each month during the Term, and shall be based on an annual period from January 1 through December 31 during each year of the Term hereof, and shall be adjusted annually following the conclusion of each such annual period by written notice delivered by Landlord to Tenant. Said notice shall set forth the total amount of the Operating Expenses incurred by Landlord for such annual period, the sum over the Base Year which represents the portion to be paid by the Tenant, the sum actually paid by Tenant for such period, and the amount of any required adjustment. Said notice shall also set forth the estimated monthly payment to be paid by Tenant for the following annual period.

3.3 Janitorial Services. Tenant shall be solely responsible for the cost of cleaning the Premises and shall retain, and shall pay for, Landlord’s janitorial services vendor for the cost of cleaning the Premises. If Tenant does not retain Landlord’s janitorial services vendor, Tenant shall remain obligated to retain a janitorial services vendor, beginning on the Commencement Date, to clean the Premises, but such janitorial services vendor must first be approved by Landlord in its reasonable discretion.

3.4 Late Payment. In the event that any payment of Rent due hereunder shall not be paid by the fifth (5th) day after which it is due, a late charge of two and one half percent (2.5%) for each dollar not paid may be charged by Landlord for each month or part thereof that the same remains overdue. This charge shall be in addition to and not in lieu of any other remedy Landlord may have and is in addition to any reasonable fees and charges of any agents or attorneys Landlord may employ as a result of any default in the payment of Rent hereunder, whether authorized herein or by law. Any such “late charges” if not previously paid shall, at the option of Landlord, be added to and become part of the succeeding Rent payment to be made hereunder and shall be deemed to constitute Additional Rent.

3.5 Security Deposit. Prior to the Commencement Date, Tenant shall pay to Landlord the Security Deposit, in the sum set forth in Section 1.1(h). The Security Deposit shall serve as security for any and all damages caused to the Premises during the Term. If Tenant fully complies with all the terms of this Lease, Landlord will return the Security Deposit within thirty (30) days after the expiration of Term, less any set-off for damages caused to the Premises during the Term. If Tenant does not fully comply with the terms of this Lease, Landlord may, in its sole discretion, use any or all of the Security Deposit to pay amounts owed by Tenant, including payment for any damages under this Lease owed by Tenant. If Landlord sells the Premises, Landlord shall transfer the Security Deposit to the buyer. Tenant will look only to the buyer for the return of the Security Deposit. In the event that damages to the Premises during the Term exceed the amount of the Security Deposit, Tenant agrees and acknowledges that it shall be responsible for the costs, and such costs shall be deemed Additional Rent hereunder.

ARTICLE 4 INSURANCE

4.1 Landlord’s Insurance. At all times during the Term, Landlord will carry and maintain insurance covering the Building in an amount not less than the full replacement cost, as well as commercial general liability insurance with coverage for bodily injury and property damage liability.

4.2 Tenant’s Insurance. At all times during the Term, Tenant will carry and maintain, at Tenant’s expense, the following insurance, in the amounts specified below or such other amounts as Landlord may from time to time reasonably request:

(a) commercial general liability insurance with coverage for bodily injury and property damage liability, with a combined single occurrence limit of not less than $2,000,000.00 U.S. Dollars;

(b) insurance covering all of Tenant’s furniture and fixtures, machinery, equipment, stock, and any other personal property owned and used in Tenant’s business and found in, on, or about the Premises, and any leasehold improvements to the Premises in an amount not less than the full replacement cost. Property forms shall provide coverage on a broad form basis insuring against “all risks of direct physical loss”;

(c) worker’s compensation insurance insuring against and satisfying Tenant’s obligations and liabilities under the worker’s compensation laws of the State of New York;

(d) special event insurance when Tenant hosts special events at the Premises (and Tenant shall provide Landlord with proof of such insurance naming Landlord and BNMC as additional insureds prior to hosting any special event in the Premises or in the Building), including dram shop liability, to the extent required by applicable law; and

(e) if Tenant operates owned, hired, or non-owned vehicles on or about the Premises, comprehensive automobile liability at a limit of liability not less than $500,000.00 U.S. Dollars combined bodily injury and property damage.

4.3 Forms of Policies. Certificates of insurance, together with copies of the endorsements, when applicable, will be delivered to Landlord prior to Tenant’s occupancy of the Premises and from time to time upon Landlord’s request. All commercial general liability or comparable policies maintained by Tenant will name Landlord and Buffalo Niagara Medical Campus, Inc. (“BNMC”) as an additional insured entitling BNMC, and Landlord, to recover under such policies for any loss sustained by BNMC or Landlord, and their respective affiliates and/or subsidiaries and/or employees as a result of the acts or omissions of Tenant. All such policies maintained by Tenant will provide that they may not be terminated nor may coverage be materially reduced except after thirty (30) days’ prior written notice. All commercial general liability and property policies maintained by Tenant will be written as primary policies, not contributing with and not supplemental to the coverage that Landlord may carry.

4.4 Waiver of Subrogation. Landlord and Tenant each waive any and all rights to recover against the other, or against the officers, directors, shareholders, partners, joint venturers, employees, agents, customers, invitees, or business visitors of such other party, for any loss or damage to such waiving party arising from any cause covered by any property insurance required to be carried by such party pursuant to this Article 4 or any other property insurance actually carried by such party to the extent of the limits of such policy. Landlord and Tenant from time to time will cause their respective insurers to issue appropriate waiver of subrogation rights endorsements if necessary, to all property insurance policies carried in connection with the Building or the Premises or the contents of the Building or the Premises. Tenant agrees to cause all other occupants of the Premises claiming by, under, or through Tenant to execute and deliver to Landlord such a waiver of claims and to obtain such waiver of subrogation rights endorsements.

4.5 Adequacy of Coverage. Landlord, its agents, and employees make no representation that the limits of liability specified to be carried by Tenant pursuant to this Article 4 are adequate to protect Tenant. If Tenant believes that any of such insurance coverage is inadequate, Tenant shall obtain such additional insurance coverage as Tenant deems adequate, at Tenant’s sole expense.

ARTICLE 5 USE

5.1 Tenant’s Use of the Premises. Tenant shall use the Premises for general and administrative office space, including automotive inspection training, and uses ancillary thereto, including, without limitation, use of kitchen/breakroom space and hosting of special events for no greater than seventy (70) customers and/or employees at each event. Tenant may host events larger than seventy (70) persons subject to Landlord’s reasonable consent. Tenant shall be permitted to use the Premises 24 hours per day, 7 days per week, 365 days per year. Tenant will use the Premises in a careful, safe, and proper manner. Tenant will not use or permit the Premises to be used or occupied for any purpose or in any manner prohibited by any applicable laws. Tenant will not commit waste or suffer or permit waste to be committed in, on, or about the Premises. Tenant will conduct its business and control its employees, agents, and invitees in such a manner as not to create any nuisance or interfere with, annoy, or disturb Landlord in its operation of the Building.

5.2 Signage. Tenant shall have the right to install signage in a size and manner consistent with the Building’s current exterior signage.

5.3 Parking. Landlord shall provide Tenant with up to ten (10) parking permits available for use in the parking lot located at 847 Main Street, Buffalo, NY for use by Tenant’s employees; such parking permits to be charged at market rates, as such rates may be modified from time to time.

ARTICLE 6 REQUIREMENTS OF LAW; FIRE INSURANCE

6.1 General. At its sole cost and expense, Tenant will promptly comply with all laws, statutes, ordinances, and governmental rules, regulations, or requirements now in force or in force after the Commencement Date, with the requirements of any board of fire underwriters or other similar body, with any direction or occupancy certificate issued pursuant to any law by any public officer or officers, as well as with the provisions of all recorded documents affecting the Premises, insofar as they relate to the condition following the Commencement Date, use, or occupancy of the Premises.

6.2 Hazardous Materials.

(a) For purposes of this Lease, “Hazardous Materials” means any asbestos, asbestos containing materials, petroleum, petroleum products, explosives, radioactive materials, hazardous wastes, or hazardous substances, including without limitation substances defined as “hazardous substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601-9657; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. §§ 1801-1812; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901-6987; or any other federal, state, or local statute, law, ordinance, code, rule, regulation, order, or decree regulating, relating to, or imposing liability or standards of conduct concerning hazardous materials, waste, or substances now or at any time hereafter in effect (collectively, the “Hazardous Materials Laws”).

(b) Tenant will not cause or permit the storage, use, processing, generation, or disposition of any Hazardous Materials in, on, or about the Premises or the Building by Tenant, its agents, employees, or contractors, except in the normal course of business. Tenant will not permit the Premises to be used or operated in a manner that may cause the Premises or the Building to be contaminated by any Hazardous Materials in violation of any Hazardous Materials Laws. Tenant will immediately advise Landlord in writing of (i) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed, or threatened pursuant to any Hazardous Materials Laws relating to any Hazardous Materials affecting the Premises or the Building; and (ii) all claims made or threatened by any third party against Tenant, Landlord, or the Premises or the Building relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Materials in or about the Premises or the Building. Without Landlord’s prior written consent, Tenant will not take any remedial action or enter into any agreements or settlements in response to the presence of any Hazardous Materials in, on, or about the Premises or the Building.

(c) Tenant will be solely responsible for and will defend, indemnify and hold Landlord, its agents, and employees harmless from and against all claims, costs, and liabilities, including reasonable attorneys’ fees and costs, arising out of or in connection with Tenant’s breach of its obligations in this Article 6 or any Hazardous Materials introduced to the Premises or the Building by Tenant. Tenant will be solely responsible for and will defend, indemnify, and hold Landlord, its agents, and employees harmless from and against any and all claims, costs, and liabilities, including attorneys’ fees and costs, arising out of or in connection with the removal, cleanup, and restoration work and materials necessary to return the Premises, the Building and any other property of whatever nature located on the Premises to their condition existing prior to the appearance of Tenant’s Hazardous Materials in the Premises or in the Building. Tenant’s obligations under this Article 6 will survive the expiration or other termination of this Lease.

6.3 Certain Insurance Risks. Tenant will not do or permit to be done any act or thing upon the Premises or the Building which would (a) jeopardize or be in conflict with fire insurance policies covering the Building or fixtures and property in the Building; or (b) subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon the Premises.

ARTICLE	7 ASSIGNMENT AND SUBLETTING

7.1 General. Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors, and assigns, covenants that it will not assign, mortgage, or encumber this Lease, nor sublease, nor permit the Premises or any part of the Premises to be used or occupied by others, including a change in ownership of more than fifty (50%) of the ownership interest in Tenant’s corporation, without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. Any assignment or sublease in violation of this Article 7 will be void. To the extent that Landlord consents to Tenant’s sublease or assignment of the Premises, Tenant shall not be relieved of its obligations under this Lease. Landlord shall be entitled to receipt of any rental amount received by Tenant through any such sublease or assignment to the extent that the rental amount exceeds the Base Rent payable to Landlord under this Lease.

Notwithstanding anything to the contrary in this Lease, Tenant may enter into any of the following Transfers (a “Permitted Transfer”) without Landlord’s prior written consent: a sublease of all or part of the Premises or an assignment of its interest in this Lease (by operation of law or otherwise) to (each, a “Permitted Transferee”): (i) any entity which controls, is controlled by, or is under common control with Tenant; (ii) an entity which results from a merger, acquisition, consolidation or other reorganization, whether by operation of law or otherwise, whether or not Tenant is the surviving corporation, so long as the surviving entity has a net worth at the time of such assignment or sublease that is equal to or greater than the net worth of Tenant as of the Commencement Date; (iii) an entity which purchases or otherwise acquires all or substantially all of the assets or membership interest of Tenant, whether by operation of law or otherwise, so long as the surviving entity has a net worth at the time of such assignment or sublease that is equal to or greater than the net worth of Tenant as of the Commencement Date; and (iv) any entity resulting from a change to the corporate structure of Tenant. Notwithstanding the foregoing, Landlord’s consent to a Permitted Transfer shall not be required solely as long as Tenant has provided Landlord with written notice of such sublease or assignment at least thirty (30) days prior to such Permitted Transfer and provided Landlord with documentation reasonably satisfactory to Landlord regarding the sublessee or assignee.

ARTICLE 8 LIMITATION OF LANDLORD’S LIABILITY

8.1 Limitation on Liability. To the extent permitted by law, Landlord will not be in default under this Lease or be liable to Tenant or any other person for consequential damages, or otherwise, for any failure to supply any heat, air conditioning, cleaning, lighting, security; for surges or interruptions of electricity; or for other services Landlord has agreed to supply during any period when Landlord uses reasonable diligence to supply such services, unless any such failure is due to the gross negligence or willful misconduct of Landlord. Landlord will diligently work to remedy any interruption in the furnishing of such services. Landlord reserves the right temporarily to discontinue such services at such times as may be necessary by reason of accident; repairs, alterations or improvements; strikes; lockouts; riots; acts of God; governmental preemption in connection with a national or local emergency; any rule, order, or regulation of any governmental agency; conditions of supply and demand that make any product unavailable; Landlord’s compliance with any mandatory governmental energy conservation or environmental protection program, or any voluntary governmental energy conservation program at the request of or with consent or acquiescence of Tenant; or any other happening beyond the reasonable control of Landlord. To the extent permitted by law, Landlord will not be liable to Tenant or any other person or entity for direct or consequential damages resulting from the admission to or exclusion from the Building of any person. To the extent permitted by law, Landlord will not be liable to Tenant or any other person or entity for direct or consequential damages resulting from the services rendered by Tenant to third parties. In the event of invasion, mob, riot, public excitement, strikes, lockouts, or other circumstances rendering such action advisable in Landlord’s sole but commercially reasonable opinion, Landlord will have the right to prevent access to the Building during the continuance of the same by such means as Landlord, in its sole discretion, may deem appropriate, including without limitation, locking doors and closing parking areas and other common areas in and around the Building. Landlord will not be liable for damages to person or property or for injury to, or interruption of, business for any discontinuance permitted under this Article 8, nor will such discontinuance in any way be construed as an eviction of Tenant or cause an abatement of Rent or operate to release Tenant from any of Tenant’s obligations under this Lease except as set forth herein.

Landlord shall not be responsible or liable to Tenant, or those claiming by, through or under Tenant, for any loss or damage to person(s) or property resulting from the acts or omissions of persons occupying space adjoining or adjacent to the Premises or connected to the Premises or any other part of the Building caused by, but not limited to, events such as the breaking or falling of electrical cables or wires, or the breaking, bursting, stoppage or leaking of water, gas, sewer or steam pipes or loss of HVAC. None of the above events shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rents, or relieve Tenant from any of its obligations under this Lease except as set forth herein.

Notwithstanding anything to the contrary set forth herein, in the event of a failure or disruption of the services to the Premises described in this Section 8.1 that Landlord has agreed to be responsible for, which disruption is (a) caused by Landlord’s negligence or omission to act, (b) unreasonably interferes with the conduct of Tenant’s business in the Premises, and (c) lasts for more than five (5) business days, Tenant shall be permitted to an abatement of Rent after the fifth (5th) business day until the service has been restored.

The provisions of this Section 8.1 shall not be deemed to relieve Landlord from liability for damage to the Premises or Tenant’s equipment, trade fixtures or the like caused by the negligent and/or intentional acts and/or omissions of Landlord; provided, however, that in the event such loss is insured against by Tenant or required hereunder to be covered by Tenant’s insurance, Tenant shall first look to its insurer for such loss as required in the Waiver of Subrogation provision set forth in Section 4.4 above.

ARTICLE 9 MAINTENANCE AND REPAIRS

9.1 Maintenance. Tenant shall, at its sole expense, be responsible for maintaining the Premises in good order and a safe condition. Tenant shall be solely responsible for maintenance of all furniture, fixtures and equipment located in the Premises including all office equipment. Tenant shall, at its sole expense, be responsible for maintaining all elements of the Premises not otherwise referenced in Sections 9.2 and 9.3 herein, in good order and a safe condition. Tenant shall notify Landlord of any and all repairs required to be made to the Premises. Tenant may request that Landlord perform maintenance services to the Premises with the express understanding that such maintenance will be at an additional cost to Tenant.

9.2 Landlord’s Responsibilities. Landlord shall, at Landlord’s sole expense, provide structural repairs to the roof, walls, and foundations of the Building and all Building systems (except those systems exclusively serving the Premises), as needed in its reasonable judgment, unless such repairs are necessary due to the misuse or negligence of Tenant, its employees or invitees in which case, Tenant shall be solely liable for such expense. Landlord shall arrange and pay for snow plowing of the parking lot, landscaping, and shoveling of the sidewalks for the Building.

9.3 Condition of Building and Landlord Work. Landlord, shall at its sole cost and expense, ensure that all building systems, including the HVAC system, are in good working order and condition upon the commencement of this Lease.

9.4 Vendors. Landlord must approve any and all vendors proposed to be utilized by Tenant in connection with matters related to any modifications to Tenant Improvements and systems related to the Building and/or the Premises, excluding any vendors providing services related to Tenant’s personal property or the operation of Tenant’s business.

9.5 Environment. Landlord shall be responsible, at its sole cost and expense, for the cost of cleanup and/or any other remedial measures required for any contamination to the Building existing prior to the commencement of this Lease, or caused at any time during the Term by Landlord. Tenant shall not be responsible for remediation of any environmental contamination except to the extent that such contamination was caused by, contributed to, or introduced into the Building by Tenant.

9.6 No Abatement of Rent. Tenant shall not be entitled to any partial or total abatement of Rent for periods during which repairs are required to be made pursuant to this Article 9, whether such repairs are the responsibility of Landlord or Tenant.

ARTICLE 10 ALTERATIONS

10.1 General.

(a) During the Term, Tenant will not make or allow to be made any structural or material alterations, additions, or improvements to or of the Premises or any part of the Premises, or attach any fixtures or equipment to the Premises that cannot be removed without damaging the Premises, without first obtaining Landlord’s written consent, not to be unreasonably withheld, conditioned or delayed. All such alterations, additions, and improvements consented to by Landlord, and capital improvements that are required to be made to the Building as a result of the nature of Tenant’s use of the Premises will be performed by contractors approved by Landlord and subject to commercially reasonable conditions specified by Landlord (which may include requiring the posting of a mechanic’s or materialmen’s lien bond).

(b) Subject to Tenant’s rights in this Article 10, all alterations, additions, fixtures, and improvements that are permanent in character, made in or upon the Premises either by Tenant or Landlord, will immediately become Landlord’s property and at the end of the Term will remain on the Premises without compensation to Tenant, unless Landlord advises Tenant in writing at the time such alterations, additions, fixtures and/or improvements are made by Tenant, that such alterations, additions, fixtures, or improvements must be removed at the expiration or other termination of this Lease (provided that no Tenant Improvements shall be subject to removal by Tenant).

(c) In accordance with the terms of this Lease, Tenant shall have the right without Landlord’s consent (but with ten (10) days prior written notice to Landlord), to perform non-structural, cosmetic alterations to the Premises (the “Permitted Alterations”) that: (i) do not affect the Building systems or affect the structure of the Building; and (ii) do not require a building permit, including, but not limited to (A) painting and installation of wall coverings and (B) installation and removal of office furniture or equipment. In no event shall Tenant, without the prior written consent of Landlord, install or remove light fixtures, soffits, cabling or wiring in the Premises or make alterations to the HVAC or plumbing affecting or running through, the Premises. Prior to conducting any form of non-structural, cosmetic alterations or any other form of alterations to the Premises, Tenant shall provide Landlord with proof of insurance by any such vendors performing such alterations to the Premises with coverage naming Landlord and BNMC as additional insureds with limits of insurance reasonably acceptable to Landlord.

10.2 Tenant Improvements. Following the execution of this Lease and in accordance with a schedule to be agreed to by Landlord and Tenant, Tenant, at its sole expense, shall be permitted to make certain improvements to the Premises, such improvements to be completed by Landlord (the “Tenant Improvements”) in accordance with the terms of this Section 10.2. With respect to the Tenant Improvements, Landlord’s architect shall prepare detailed construction drawings of the Premises based on input from Tenant. Landlord’s architect will prepare a good faith estimate of the costs of such work and deliver it to Tenant for Tenant’s reasonable review and approval prior to the commencement of the design work which approval shall be documented in an addendum to this Lease to be agreed upon in writing by the Landlord and the Tenant. Tenant shall be solely responsible for the cost of all design work and construction to the Premises pursuant to this Article 10 in accordance with all applicable laws, statutes, ordinances and governmental rules, regulations, and requirements, and shall be invoiced by Landlord for such design work and construction work. Landlord shall provide and be responsible for the construction of all Tenant Improvements in accordance with the designs selected by Tenant, which selections shall be made within ten (10) business days of Landlord’s notification of the need thereof. In the event the Tenant shall fail to select any design for the Premises within ten (10) business days of the request therefore by Landlord, Landlord shall have the right to make such selection on Tenant’s behalf in order to proceed with the timely completion of the initial Tenant Improvements. Tenant shall cooperate fully and completely with any and all demands, requests, or inquiries made by Landlord in a timely manner related to Landlord’s completion of the Tenant Improvements. Landlord shall keep Tenant apprised of construction progress and allow Tenant to inspect the Premises throughout the construction process so long as Tenant does not disrupt or delay the construction progress. Landlord shall use its best efforts to co-design the Tenant Improvements with Tenant, obtain all required building permits from any and all municipalities, and complete the Tenant Improvements, provided Tenant is fully in compliance with the provisions of this Section 10.2, within a commercially reasonable timeframe from the date the parties have mutually agreed upon a final design and Landlord obtaining all required building permits. In the event, through no fault of Tenant and exclusive of events outside of Landlord’s reasonable control including, but not limited to, Landlord’s delayed receipt of any necessary permits or approvals by any governmental authority or a Force Majeure event, the Tenant Improvements are not completed (including all required governmental sign offs and issuance of certificate of occupancy for the Premises) within sixty (60) days of the completion date agreed upon by the parties, Tenant shall receive a rent credit in the amount of two (2) days for every one (1) day that such completion is delayed beyond such sixty (60) days. In the event, through no fault of Tenant and exclusive of events outside of Landlord’s reasonable control as described herein, the Tenant Improvements are not completed within ninety (90) days of the completion date agreed upon by the parties, Tenant shall have the option to terminate this Lease upon notice to Landlord.

A “Force Majeure” event shall be Landlord’s inability to perform its obligations hereunder for causes beyond Landlord’s control including by reason of act of God, strikes, lockouts, labor troubles, inability to procure materials (including energy), power, casualty, inclement weather, restrictive governmental law, orders or regulations, riots, insurrection, war, insurance claims settlements or other reason of a like nature not the fault of such party.

10.3 Removal. If Landlord has required Tenant to remove upon expiration or sooner termination of the Lease any or all alterations, additions, fixtures, and improvements that are made in or upon the Premises pursuant to Section 10.1(b), Tenant shall remove such alterations, additions, fixtures, and improvements at Tenant’s sole cost and shall restore the Premises to the condition in which they were before such alterations, additions, fixtures, improvements, and additions were made, reasonable wear and tear excepted.

10.4 Coordination Fee. For all alterations performed to the Premises pursuant to this Article 10, Tenant shall compensate Landlord with the payment of a coordination/supervision fee of five percent (5%) of the project cost.

10.5 Bidding. Landlord shall have the right to bid on the proposed work using Landlord’s vendors.

ARTICLE 11 UTILITY SERVICE

11.1 Utility Service for Building and Premises. For each year of the Term, Tenant shall pay for its pro rata share of such natural gas, sanitary sewer, and water expenses. Tenant shall be exclusively responsible for, and shall pay for all metered or allocated electrical services used in or to be supplied to the Premises. Tenant shall arrange for, and pay for, all telecommunication services, and shall have access to secured and dedicated utilities rooms for such services. Landlord shall not be liable for any failure of a utility company or governmental authority to supply such service or for any loss or damage or injury caused by or related to such service. Tenant shall provide Landlord with immediate written notice of any interruption of utility services to the Premises. In the event that utility services are interrupted to the Premises due to the fault of Landlord, Tenant shall be entitled to exercise self-help solely in order to resume such utilities services if Landlord has failed to remedy the interruption within three (3) business days following receipt of such written notice. In the event that Tenant resorts to such self-help, Landlord shall be responsible for reimbursing Tenant for all reasonable out of pocket costs resulting from Tenant exercising its self-help within thirty (30) days of receipt of invoices with appropriate back up documentation. In addition, in the event of an interruption of utility services to the Premises caused by the Landlord’s conduct or negligence that lasts for more than five (5) business days and causes the Premises to be untenantable, Tenant shall be permitted to an abatement of Rent after the 5th business day until the service has been restored.

ARTICLE 12 END OF TERM

12.1 End of Term. At the end of this Lease, Tenant shall promptly quit and surrender the Premises broom-clean, in good order and repair, ordinary wear and tear excepted. If Tenant is not then in default, Tenant shall remove from the Premises any trade fixtures, equipment, and movable furniture placed in the owned by Tenant. Tenant will not remove any trade fixtures or equipment without Landlord’s prior written consent if such fixtures or equipment are used in the operation of the Building, or if the removal of such fixtures or equipment will result in impairing the structural strength of the Building. Whether or not Tenant is in default, Tenant shall remove such alterations, additions, and improvements, trade fixtures, equipment, and furniture as Landlord has required to be removed pursuant to Section 10.3 above. Tenant shall fully repair any damage occasioned by the removal of any trade fixtures, equipment, furniture, alterations, additions, and improvements. All non-fixed assets in the Premises, including trade fixtures, equipment, furniture, inventory, effects, alterations, additions, and improvements on the Premises after the end of the Term will be deemed conclusively to have been abandoned and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without written notice to Tenant or any other person and without obligation to account for them. Tenant shall pay Landlord for all expenses incurred in connection with the removal of such property, including but not limited to the cost of repairing any damage to the Building or Premises caused by the removal of such property. Tenant’s obligation to observe and perform this covenant will survive the expiration or other termination of this Lease.

ARTICLE 13 EMINENT DOMAIN; DAMAGE AND DESTRUCTION

13.1 Eminent Domain. In the event that all or any portion of the Premises shall be taken by any governmental authority under the exercise of its right of eminent domain or similar right (or by act in lieu thereof), all right, title and interest in and to any award granted (or sums paid in lieu thereof) shall belong entirely to Landlord and Tenant shall deliver to Landlord any award received by Tenant, if any, directly attributable to such taking. Notwithstanding the prior sentence, nothing contained herein shall preclude Tenant from seeking a separate award from the condemning authority for its relocation expenses and loss of any improvements, alterations, equipment, personal property or trade fixtures provided that the same does not diminish Landlord’s award. In the event of a partial permanent taking, Rent shall be reduced as of the date of such taking by an amount which equitably reflects the portion of the Premises taken. If the taking is permanent and of such a substantial nature that Tenant cannot conduct its usual and customary operations on the Premises, Tenant shall have the option, to be exercised by notice in writing to the Landlord within thirty (30) days after such taking, of terminating this Lease, or, if such taking be total, this Lease shall terminate upon the taking. In the event that this Lease is terminated pursuant to this Section 13.1, Tenant shall not have any claim against Landlord for the balance of the unexpired term of this Lease and neither party shall have any further rights or obligations hereunder except for any rights or obligations of the parties existing at the time of such termination.

13.2 Fire or Other Casualty. In the event that the Building or all or any part of the Premises shall be damaged or destroyed or rendered completely or partially untenantable on account of fire or other casualty, the Rent hereunder shall be abated in the proportion that the untenantable area of the Premises bears to the total area of the Premises, for the period from the date of the damage or destruction until the earlier of such time as (a) the Lease is terminated as permitted herein or (b) the Building and Premises (including the Tenant Improvements) are restored and Tenant can commence its normal business operations within the Premises. Following such fire or other casualty, Landlord shall be entitled to the proceeds of all applicable insurance maintained by Landlord, and shall, at its option, either (x) terminate this Lease by giving Tenant written notice thereof within forty-five (45) days from the later to occur of (i) the date of said damage or destruction or (ii) notification from a Mortgagee that it shall not permit the entire insurance proceeds required for restoration of the Building to be used for such purpose, or (y) repair or replace the Premises or the Building to substantially the same condition as prior to the damage or destruction (including the Tenant Improvements but exclusive of other alterations made by Tenant, if any). If (i) Landlord fails to commence to repair the damage or destruction to the Premises or the Building within sixty (60) days from the date of its occurrence; (ii) the Premises or the Building shall not have been substantially replaced or repaired within two hundred ten (210) days after the date of the damage or destruction; (iii) Landlord’s good faith estimate of the time required to complete restoration exceeds two hundred ten (210) days after the date of the damage or destruction; or (iv) the damage or destruction occurs within the last twelve (12) months of the Term, either party may at its option, terminate this Lease by giving fifteen (15) days written notification to the other party, in which event neither party shall have any further rights or obligations hereunder, except for any rights or obligations of the parties existing at the time of such termination and Tenant shall have no claim against Landlord for compensation or damages by reason of interruption of its business through any such destruction or damage to the Premises or the Building. Following any such loss, this Lease shall continue in full force and effect unless terminated as herein provided, and Tenant shall be required to pay the Rent herein reserved (except to the extent such Rent is abated as set forth above). In the event that any damage or destruction occurs during the last twelve (12) months of the term of this Lease, to the extent of fifty (50%) percent or more of the insured value of the Building, either party may elect to terminate this Lease by giving notice of such election to the other within thirty (30) days after such damage or destruction. In such event, Landlord shall receive the proceeds of Landlord’s insurance policies without obligation to rebuild or restore the Premises or the Building, and Tenant shall execute any waiver which may be required of it by any insurer or Landlord.

ARTICLE 14 ENTRY BY LANDLORD

14.1 Landlord’s Right of Entry. Landlord, its agents, employees, and contractors may enter the Premises at any time in response to an emergency and at all other times at reasonable hours and upon prior notice to:

(a) inspect the Premises;

(b) exhibit the Premises to prospective purchasers, or lenders or, and during the last six (6) months of the Term, prospective tenants of the Building;

(c) determine whether Tenant is complying with all of its obligations in this Lease;

(d) supply services to be provided by Landlord to Tenant according to this Lease;

(e) post written notices of nonresponsibility or similar notices; and

(f) at any other time with Tenant’s prior approval, such approval not to be unreasonably withheld.

Tenant, by this Article 14, waives any claim against Landlord, its agents, employees, or contractors for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, or any other loss occasioned by any entry in accordance with this Article 14. Landlord will at all times have and retain a key with which to unlock all of the doors in, on or about the Premises. Landlord will have the right to use any and all means it may deem proper to open doors in and to the Premises in an emergency in order to obtain entry to the Premises, and Tenant shall indemnify and hold Landlord harmless from and against any losses, damages and expenses resulting therefrom, including, without limitation, any necessary repair expenses. Any entry to the Premises by Landlord in accordance with this Article 14 will not be construed or deemed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or constructive, of Tenant from the Premises or any portion of the Premises, nor will any such entry entitle Tenant to damages or an abatement of Base Rent, Additional Rent, or other charges that this Lease requires Tenant to pay. Landlord shall have the right of ingress and egress over driveways and parking areas to that part of the Building and the other buildings on the land which are not leased by the Tenant. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s operations in the Premises during any such entry, and Tenant shall have the right to have a representative present during same.

ARTICLE 15 INDEMNIFICATION

15.1 Indemnification. Subject to the provisions of Section 4.4 and to the extent permitted by law, except for any injury or damage to persons or property on the Premises that is caused solely by an act of Landlord, its employees, or agents, Tenant will neither hold nor attempt to hold Landlord, its employees, or agents liable for, and Tenant will indemnify and hold harmless Landlord, its employees, and agents from and against, any and all losses, demands, claims, causes of action, fines, penalties, damages (including, but not limited to consequential damages), liabilities, judgments, and expenses (including without limitation reasonable attorneys’ fees and disbursements) incurred in connection with or arising from:

(a) the use or occupancy or manner of use or occupancy of the Premises by Tenant or any person claiming under Tenant, including Tenant’s provision of services to third persons;

(b) any activity, work, or thing done or permitted by Tenant in or about the Premises or the Building;

(c) any breach by Tenant or its employees, agents, contractors, or invitees of this Lease; and/or

(d) any injury or damage to the person, property, or business of Tenant, its employees, agents, contractors, or invitees.

If any action or proceeding is brought against Landlord, its employees, or agents by reason of any such claim for which Tenant has agreed to indemnify Landlord, Tenant, upon written notice from Landlord, will defend the same at Tenant’s expense, with counsel reasonably satisfactory to Landlord.

Tenant’s indemnification obligation hereunder shall not be construed to negate, abridge, or otherwise reduce any other right or obligation of indemnity that otherwise would exist under the law of New York State, including, but not limited to General Obligations Law §5-321.

Landlord hereby agrees to indemnify, and protect and hold Tenant harmless from and against all liabilities, losses, claims, demands, costs, expenses (including reasonable attorneys’ fees and expenses) and judgments of any nature, (except to the extent Tenant is compensated by insurance maintained by Landlord or Tenant hereunder and except for such of the foregoing as arise from the negligence, recklessness or willful misconduct of Tenant, including Tenant’s agents), arising, or alleged to arise, from or in connection with a material breach or default in the performance of any obligation of Landlord to be performed under the terms of this Lease. Landlord will resist and defend any action, suit or proceeding brought against Tenant by reason of any such occurrence by independent counsel selected by Landlord, which is reasonably acceptable to Tenant. The obligations of Landlord under this paragraph shall survive any termination of this Lease.

ARTICLE 16 WAIVER AND RELEASE

16.1 Waiver and Release. To the extent permitted by law, Tenant, as a material part of the consideration to Landlord for this Lease, by this Section 16.1 waives and releases all claims against Landlord, its employees, and agents with respect to all matters for which Landlord has disclaimed liability pursuant to the provisions of this Lease.

ARTICLE 17 QUIET ENJOYMENT

17.1 Covenant of Quiet Enjoyment. Landlord covenants and agrees with Tenant that so long as Tenant pays the Rent and observes and performs all the terms, covenants, and conditions of this Lease on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the Premises subject, nevertheless, to the terms and conditions of this Lease, and Tenant’s possession will not be disturbed by anyone claiming by, through, or under Landlord.

ARTICLE 18 DEFAULT

18.1 Events of Default. The following events are referred to, collectively, as “Events of Default” or, individually, as an “Event of Default:”

(a) Tenant defaults in the due and punctual payment of Rent, and such default continues for five (5) business days after Tenant’s receipt of written notice of such default from Landlord;

(b) Tenant vacates or abandons the Premises;

(c) this Lease or the Premises or any part of the Premises are taken upon execution or by other process of law directed against Tenant, or are taken upon or subject to any attachment by any creditor of Tenant or claimant against Tenant, and said attachment is not discharged or disposed of within thirty (30) days after its levy;

(d) Tenant files a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any insolvency act of any state, or admits the material allegations of any such petition by answer or otherwise, or is dissolved or makes an assignment for the benefit of creditors;

(e) involuntary proceedings under any such bankruptcy law or insolvency act or for the dissolution of Tenant are instituted against Tenant, or a receiver or trustee is appointed for all or substantially all of the property of Tenant, and such proceeding is not stayed, dismissed or such receivership or trusteeship vacated within sixty (60) days after such institution or appointment; or

(f) Tenant fails to take possession of the Premises within thirty (30) days of the Commencement Date; or

(g) Tenant breaches any of the other agreements, terms, covenants, or conditions that this Lease requires Tenant to perform and such breach continues for a period of thirty (30) days after written notice from Landlord to Tenant or, if such breach cannot be cured reasonably within such thirty (30) day period, if Tenant fails to diligently commence to cure such breach within thirty (30) days after written notice from Landlord and to complete such cure within a reasonable time thereafter.

18.2 Landlord’s Remedies.

(a) If an Event of Default as set forth in Section 18.1(a) occurs then Landlord has the right, without further demand or notice, to commence summary proceedings in the City Court of Buffalo seeking an order of eviction permitting Landlord to reenter and take possession of the Premises or any part of the Premises, repossess the same, expel Tenant and those claiming through or under Tenant, and remove the effects of both or either, using such force for such purposes as may be necessary, without being liable for prosecution, without being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of Rent or other amounts payable under this Lease or as a result of any preceding breach of covenants or conditions.

(b) If any one or more of the Events of Default set forth in Section 18.1(b)-(g) occurs then Landlord has the right, at its election:

(i) to give Tenant five (5) business days’ written notice of the expiration of the Term and upon the giving of such notice and the expiration of such five (5) business day period, Tenant’s right to possession of the Premises will cease and this Lease will be terminated, except as to Tenant’s liability, as if the expiration of the term fixed in such notice were the end of the Term; or

(ii) without further demand or notice to cure any Event of Default and to charge Tenant for the cost of effecting such cure, including without limitation reasonable attorneys’ fees and interest on the amount so advanced at the rate of eight percent (8%) per annum, provided that Landlord will have no obligation to cure any such Event of Default of Tenant. Should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided by law, Landlord shall take all commercially reasonable efforts to, without terminating this Lease, relet the Premises or any part of the Premises in Landlord’s or Tenant’s name, but for the account of Tenant, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such conditions and upon such other terms (which may include concessions of free rent and alteration and repair of the Premises) as Landlord, in its reasonable discretion, may determine, and Landlord may collect and receive the rent, and in Landlord’s sole discretion, apply such rents against the penalties, fees, and rents due to Landlord by Tenant. Landlord will in no way be responsible or liable for any failure to relet the Premises, or any part of the Premises, or for any failure to collect any rent due upon such reletting. No such reentry or taking possession of the Premises by Landlord will be construed as an election on Landlord’s part to terminate this Lease unless a written notice of such intention is given to Tenant. No written notice from Landlord under this Section or under a forcible or unlawful entry and detainer statute or similar law will constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right following any such reentry or reletting to exercise its right to terminate this Lease by giving Tenant such written notice, in which event this Lease will terminate as specified in such notice.

18.3 Certain Damages. In the event that Landlord does not elect to terminate this Lease as permitted in Section 18.2, but on the contrary elects to take possession as provided in Section 18.2, Tenant will pay to Landlord Rent (including any Additional Rent) and other sums as provided in this Lease that would be payable under this Lease if such repossession had not occurred, less the net proceeds, if any, of any reletting of the Premises after deducting all of Landlord’s reasonable expenses in connection with such reletting, including without limitation all repossession costs, brokerage commissions, attorneys’ fees, expenses of employees, alteration and repair costs, and expenses of preparation for such reletting. If, in connection with any reletting, the new lease term extends beyond the scheduled expiration of the existing Term, or the Premises covered by such new lease include other premises not part of the Premises, a fair apportionment of the rent received from such reletting and the expenses incurred in connection with such reletting as provided in this Section will be made in determining the net proceeds from such reletting, and any rent concessions will be equally apportioned over the term of the new lease. Tenant will pay such rent and other sums to Landlord on the days on which the Rent would have been payable under this Lease if possession had not been retaken, and Landlord will be entitled to receive such Rent and other sums from Tenant on each such day.

18.4 Continuing Liability After Termination. If this Lease is terminated on account of the occurrence of an Event of Default, Tenant will remain liable to Landlord for damages in an amount equal to Rent (including any Additional Rent) and other amounts that would have been owing by Tenant for the balance of the Term, had this Lease not been terminated, less the net proceeds, if any, of any reletting of the Premises by Landlord subsequent to such termination, after deducting all of Landlord’s reasonable expenses in connection with such reletting in accordance with Section 18.3. Landlord shall be entitled to collect such reasonable damages from Tenant on the days on which Rent (including any Additional Rent) and other amounts would have been payable under this Lease if this Lease had not been terminated, and Landlord shall be entitled to receive such Rent (including any Additional Rent) and other amounts from Tenant on each such day.

18.5 Cumulative Remedies. Any suit or suits for the recovery of the amounts and damages set forth in Sections 18.3 and 18.4 may be brought by Landlord, from time to time, at Landlord’s election, and nothing in this Lease will be deemed to require Landlord to await the date upon which this Lease would have expired had there occurred no Event of Default. Each right and remedy provided for in this Lease is cumulative and is in addition to every other right or remedy provided for in this Lease now or after the Commencement Date existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease now or after the Commencement Date existing at law or in equity or by statute or otherwise will not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies provided for in this Lease now or after the Commencement Date existing at law or in equity or by statute or otherwise. All costs incurred by Landlord in collecting any amounts and damages owing by Tenant pursuant to the provisions of this Lease or to enforce any provision of this Lease, including reasonable attorneys’ fees from the date any such matter is turned over to an attorney, whether or not one or more actions are commenced by Landlord, will also be recoverable by Landlord from Tenant.

ARTICLE 19 SUBORDINATION

19.1 This Lease is subject and subordinate to each mortgage and all security documents which now encumber or shall hereafter encumber the Premises. This clause shall be self-operative and no further instrument of subordination need be required by any such mortgagee or Landlord. In confirmation of such subordination, Tenant shall, at Landlord’s request, promptly execute any commercially reasonable certificate or instrument that Landlord may request. Landlord shall obtain from each such mortgagee commercially reasonable non-disturbance agreements to the effect that Tenant’s possession of the Premises shall not be disturbed in the event of the termination of the Lease or foreclosure of such mortgage, as the case may be, provided that Tenant is not in default of any of its obligations hereunder.

ARTICLE 20 FAILURE TO INSIST ON STRICT PERFORMANCE

20.1 The failure of either party to insist, in any one or more instances, upon a strict performance of any covenant, term, provision or agreement of this Lease shall not be construed as a waiver or relinquishment thereof, but the same shall continue and remain in full force and effect, notwithstanding any law, usage or custom to the contrary. The receipt by Landlord of Rent with knowledge of the breach of any covenant or agreement hereunder shall not be deemed a waiver of the rights of Landlord with respect to such breach. No waiver by a party of any provision hereof shall be deemed to have been made unless expressed in writing and signed by the waiving party.

ARTICLE 21 MISCELLANEOUS

21.1 No Waiver. The waiver by Landlord of any agreement, condition, or provision contained in this Lease will not be deemed to be a waiver of any subsequent breach of the same or any other agreement, condition, or provision contained in this Lease, nor will any custom or practice that may grow up between the parties in the administration of the terms of this Lease be construed to waive or to lessen the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms of this Lease. The subsequent acceptance of Rent by Landlord will not be deemed to be a waiver of any preceding breach by Tenant of any agreement, condition, or provision of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent.

21.2 No Merger. The voluntary or other surrender of this Lease by Tenant or the cancellation of this Lease by mutual agreement of Tenant and Landlord or the termination of this Lease on account of Tenant’s default will not work a merger, and will, at Landlord’s option, (a) terminate all or any subleases and subtenancies or (b) operate as an assignment to Landlord of all or any subleases or subtenancies. Landlord’s option under this Section 21.2 will be exercised by written notice to Tenant and all known subtenants or subtenants in the Premises or any part of the Premises.

21.3 Notices. Any notice, request, demand, consent, approval, or other communication required or permitted under this Lease must be in writing and will be deemed to have been given when personally delivered, sent by facsimile with receipt acknowledged (if each party has provided the other party with the correct fax number for such party), deposited with any nationally recognized overnight carrier that routinely issues receipts, or deposited in any depository regularly maintained by the United States Postal Service, postage prepaid, certified mail, return receipt requested, addressed to the party for whom it is intended at its address set forth in Section 1.1. A copy of all notices to Tenant shall be sent to Lowenstein Sandler LLP, One Lowenstein Drive, Roseland, New Jersey 07068, Attention: Kimberly E. Lomot, Esq. Either Landlord or Tenant may add additional addresses or change its address for purposes of receipt of any such communication by giving ten (10) days’ prior written notice of such change to the other party in the manner prescribed in this Section 21.3.

21.4 Severability. If any provision of this Lease proves to be illegal, invalid, or unenforceable, the remainder of this Lease will not be affected by such finding, and in lieu of each provision of this Lease that is illegal, invalid, or unenforceable a provision will be added as a part of this Lease as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

21.5 Written Amendment Required. No amendment, alteration, modification of, or addition to this Lease will be valid or binding unless expressed in writing and signed by Landlord and Tenant. Tenant agrees to make any modifications of the terms and provisions of this Lease required or requested by any lending institution with a mortgage on the Premises.

21.6 Entire Agreement. This Lease, the Exhibits and addenda, if any, contain the entire agreement between Landlord and Tenant. No promises or representations, except as contained in this Lease, have been made to Tenant respecting the condition or the manner of operating the Premises or the Building.

21.7 Captions. The captions of the various articles and sections of this Lease are for convenience only and do not necessarily define, limit, describe, or construe the contents of such articles or sections.

21.8 Governing Law/Venue. This Lease will be governed by and construed pursuant to the laws of New York, without regard to principles of conflict of laws. Any disputes, actions, or claims arising out of this Lease shall be adjudicated in a court of competent jurisdiction located within Erie County, New York.

21.9 Binding Effect. The covenants, conditions, and agreements contained in this Lease will bind and inure to the benefit of Landlord and Tenant and their respective heirs, distributees, executors, administrators, successors, and, except as otherwise provided in this Lease, their assignees.

21.10 No Affiliation. By signing this Lease, Tenant is in no way a part of or affiliated with Landlord or Landlord’s parent company, affiliates or subsidiaries. Unless otherwise agreed to in any other agreement, Tenant shall not and has no authority to, advertise in any way that it is affiliated with Landlord, or Landlord’s parent company, affiliates or subsidiaries, and shall have no right to use the Buffalo Niagara Medical Campus, Inc. name or logo with any of its communications other than to say that Tenant is located on the Buffalo Niagara Medical Campus.

21.11 Counterparts. This Lease may be executed in counterparts and delivered via email or facsimile transmission, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

21.12 Brokers. Each party represents and warrants to the other that it has used no broker in connection with this Lease. Landlord and Tenant hereby agree to indemnify, defend and hold the other harmless from and against any and all claims, suits, damages, liabilities, reasonable counsel fees, costs, expenses, orders and judgments imposed upon, incurred by or asserted against Landlord or Tenant by reason of the actions or inactions of the indemnifying party or a breach by the indemnifying party of the aforesaid representation and warranty.

21.13 Access Cards. Landlord shall provide “swipe” cards at the cost to Tenant of Ten U.S. Dollars ($10.00) per card, for access to the Building and/or the Premises, as applicable, to all employees of Tenant. Tenant hereby agrees that is shall only provide swipe cards to its employees and Tenant shall immediately notify Landlord in writing in the event that Tenant terminates an employee who was provided a swipe card with such written notice containing the terminated employee’s name. Tenant shall be solely responsible for obtaining swipe cards from former employees and upon termination of any employee shall require the immediate return of such terminated employee’s swipe card. Landlord shall have no liability for Tenant’s failure to abide by the terms of this Section 21.13 and such obligation shall survive the termination of this Lease.

21.14 Employment Reporting. Tenant agrees to execute and deliver to Landlord by January 31st of each year during the Term of this Lease, a Report of Employment in form substantially similar to that in Exhibit B attached hereto along with a copy of its Form NYS-45, Quarterly Combined Withholding Wage Reporting and Unemployment Insurance Report and NYS-45-ATT, Quarterly Combined Withholding Wage Reporting and Unemployment Insurance Return – Attachment, both of which are required to be provided by Landlord to New York State Urban Development Corporation d/b/a Empire State Development.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD: INNOVATION CENTER ANNEX, LLC

By:	/s/ Matthew K. Enstice
Buffalo Niagara Medical Campus, Inc., Member, by Matthew K. Enstice, Executive Director

TENANT: ACV AUCTIONS INC.

By:	/s/ Craig Anderson
Name: Craig Anderson
Title: Chief Corp Dev & Legal Officer

[Signature Page to Lease Agreement]

EXHIBIT A

BUILDING FLOOR PLAN

See attached.

PREMISES

ZEPTOMETRICS OFFICE COUNTS:
30 CUBICLES
16 OFFICES
52 WORK STATIONS

BUILDING AREAS:	
ACV	11,638sf
ZEPTOMETRICS	19,762sf
COMMON	3,749sf
TOTAL	35,150sf

Rentable Area Legend

- ACV
- COMMON
- ZEPTOMETRICS

TRAUTMAN ASSOCIATES

Client: BUFFALO NIAGARA MEDICAL CENTER

Project: TENANT IMPROVEMENTS

Project Phase: PROGRAMMING

Sheet Title: FIRST FLOOR CONSTRUCTION PLAN - OPTION A

A101A

A101A

EXHIBIT B

REPORT OF EMPLOYMENT

See attached.

EXHIBIT D: REPORT OF EMPLOYMENT

TO: 640 Ellicott Street, LLC

640 Ellicott Street, Suite 400

Buffalo, NY 14203

FROM: Tenant Name: ACV Auctions Inc.

      Address: 640 Ellicott Street, Buffalo, New York 14203            Phone:

      Federal Taxpayer ID #:

Complete EITHER Table A (as Annual Report) OR Table B (with every Payment Request)

FULL-TIME PERMANENT EMPLOYEES

NOTE: If these reported employment figures vary in a material respect from those reported to the New York State Department of Labor (DOL) on Form NYS-45, please attach an explanation identifying reasons for any difference.

For purposes of this Agreement, a Full-time Permanent Employee shall mean

(a)

a full-time, permanent, private-sector employee on the Tenant’s payroll, who has worked at the Premises for a minimum of thirty-five hours per week for not less than four consecutive weeks and who is entitled to receive the usual and customary fringe benefits extended by Tenant to other employees with comparable rank and duties; or

(b)

two part-time, permanent, private-sector employees on Tenant’s payroll, who have worked at the Premises for a combined minimum of thirty-five hours per week for not less than four consecutive weeks and who are entitled to receive the usual and customary fringe benefits extended by Tenant to other employees with comparable rank and duties.

Table A: Annual Report due every February 1 for prior calendar year

FULL-TIME PERMANENT EMPLOYEES	As of Grantee’s last payroll date on or prior to the end of the designated quarter				ANNUAL AVERAGE (Based on the four quarterly numbers)
	March 31, 20__	June 30, 20__	Sept. 30, 20__	Dec. 31, 20__
At Premises
At Other New York Locations (if applicable)

Table B: With every Payment Request

FULL-TIME PERMANENT EMPLOYEES	as of __/__/__ (date of request)
At Premises
At Other New York Locations (if applicable)

The information included herein is correct to the best of my knowledge and belief.

Signature:                                                                                                                        Date:

Print Name and Title:

Any false statement herein may cause the borrower or grantee to be in default under its grant disbursement agreement with ESDC.

SIDE LETTER AGREEMENT

This Side Letter Agreement (this “Agreement”), effective as of the eighteenth day of November, 2019 (the “Effective Date”), is by and between Innovation Center Annex, LLC, a New York limited liability company with offices at 640 Ellicott Street, Suite 401, Buffalo, New York 14203 (“Landlord”) and ACV Auctions Inc.a Delaware corporation with offices at 640 Ellicott Street, Buffalo, New York 14203 (“Tenant”).Capitalized terms used herein but not defined shall have the meaning set forth in the lease agreement dated as of September 26, 2019 by and between Landlord and Tenant (the “Lease”).

WHEREAS, pursuant to the Lease, Landlord leases to Tenant approximately 13,050 rentable square feet on the first floor of the building located at 847 Main Street, Buffalo, New York; and

WHEREAS, pursuant to Section 10.2 of the Lease, prior to the commencement of the work related to the Tenant Improvements at the Premises, Landlord and Tenant agreed to approve the estimated costs, the construction plans, and construction schedule related to the Tenant Improvements.

NOW, THEREFORE, in consideration of the mutual promises contained in the Leases and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereto agree as follows:

1. Estimated Total Cost of Tenant Improvements. The total cost (the “Total Cost”) of the Tenant Improvements to the Premises is estimated to equal One Hundred Seventy-Seven Thousand, One Hundred and Thirty-Seven dollars ($177,137).

2. Approved Plans. The plans attached hereto as Exhibit A are hereby approved by the parties.

3. Approved Construction Schedule. The construction schedule attached hereto as Exhibit B is hereby approved by the parties.

4. Acknowledgment. Tenant hereby acknowledges and agrees that in accordance with Section 10.2 of the Lease, Tenant shall be solely responsible for the amount of the Tenant Improvements set forth above which amount shall be considered Additional Rent and be paid by Tenant in accordance with the terms of the Lease.

5. Adjustment to Total Cost. The parties agree that if during the performance of the Tenant Improvements the actual costs for the Tenant Improvements deviate from the estimated costs set forth above, Tenant shall be solely responsible for such excess costs and the parties shall sign an amendment to this Agreement memorializing their approval of such change.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

INNOVATION CENTER ANNEX, LLC

By:	/s/ Matthew K. Enstice
Buffalo Niagara Medical Campus, Inc.,
Member, by Matthew K. Enstice, Executive Director

ACV AUCTIONS INC.

By:	/s/ Craig Anderson
Name: Craig Anderson
Title: Chief Corp. Dev. & Legal Officer

Exhibit A

Approved Plans

Trautman Associates Permit Set dated 10/15/19 including:

A001

A100

A101

A121

A400

P101

FP101

M101

E001

E101

With the following tenant requested cost saving alterations to Permit Set:

•	A001
•	Door frames and hardware to be supplied by Owner via attic stock.

•	Delete wall type #3.Type 3 walls to receive level 4 finish as directed per general note #18

•	A100
•	Delete note D3 in Training Room A.VCT is now existing to remain

•	Wall type 3 deleted

•	A101
•	Bollards to be floor mounted. Light gauge steel, factory finished

•	North wall at end of kitchenette is not to be constructed

•	Al21
•	Ultima Square Lay in tile are void

•	A400
•	Existing VCT to remain in Training Room A

•	Owner supplied LVT to be installed in kitchen

•	M101
•	Delete VRF system

•	All main duct runs to remain with new flex duct as required

•	E201
•	Reuse existing florescent lights

Exhibit B

Approved Construction Schedule

Exhibit B Approved Construction Schedule Table of contents;DocuSign Envelope ID: DB5B00A8-A996-428C-9AD8-21FEE608D659 Auv^/Mam12-Nov-1910:25 # I Activity ID Activity NameI Original [ Start [Fmrsh Octcoer 2019November 2019December 2019January 2020 |J5U L29 | 0613 |2027 |03 |1017 |1 - Pre-Construction 17 «Oa-19A n-Nov-19 11-Nov-19 Pre-Consfruction A1400 Permit Submission 1 18-OCI-19A 18-OC1-19A • Permit Submission A1410 Bids Due 1 25.OCI-19* 25-Oct-19 Bids Due A1430 Pre-work Inspector Wakthrough 1 ZS-Oct-IO” 25-Oct-19 Pre-work Inspector Walkthrough ! A1420 Budget and Contract Accepted 9 cO-Oct-19- 11-N0V-19 Budget and Contract Accepted Construction 35 28-0 ct-19 13-Oec-19 ‘ i.t-Dec-19 Construction ~ A1200 Mobilize 1 28-OM-19- 28-Oct-19 Mobilize 9 A1210 MEP Disconnects & Demo 3 28-Oct-19* 30-Oct-19 MEP Disconnects & Demo ; A1220 Selective Demetibon 4 29-Oct-W Ol-Nov-19 Selective Demolibon 11 A1230 Wall Framing 4 18-N0V-19* 21-NOV-19 Wall Framing A1240 MEP Above Ceiling Rough-m 5 19-Nov-19* 25-Nov-19 MEP Above Ceiling Rough-m A1250 MEP in wall Rough-in 5 20-IMOV-19* 26-N0V-19 MEP in wall Rough-m A1260 In-wall Inspection 1 21-Nov-19’ 21-Nov-19 In-wall Inspection A1270 Drywall New Walts. Path Existing Wais 3 21-Nov-19’ 25-Nov-19 : DryWatl New Wai Is. Path Basting Walls ‘ 16 A1290 Paint 3 25-Nov-19* 27-Nov-19 J A1280 Drywall Sanding 2 26-Nov-19* 27-Nov-19 : Dryw^l Sanding | A1300 Ceiling Grid* 2 C2-Dec-19* 03-Dec-19 ‘ CalingGnds A1310 MEP Ceiling Fixtures 2 C4-Dec-19* 05-Dec-19 : MEP Ceiling Fixtures A1320 Above Ceiling Inspection 1 C6-Dec-19’ 06-Dec-19 : Above Ceiling Inspection A1380 System* Stan up 4 C9-Dec-19’ 12-Oec-19 ‘ • ‘ Systems Swt up . A1330 Ceiling Tiles 2 IO-Dec-19* H-Oec-19 : Ceiling Tiles A1340 Flooring S Base 3 10-Dec-19’ 12-Oec-19 • Flooring & Base A1390 Wall Mounted Counter* and Mlwork 2 IO-Dec-19* H-Oec-19 Wall Mounted Count er* aid Ml work A1440 Appliance Installation &Ftnal Hook ups 1 12-Dec-19* 12-Dec-19 . Appliance InstallationFinal Hook cps A1350 Final Clearing 1 13-Dec-19’ 13-Dec-19 • Final’Clear*ng ‘ A1360 Punchlist 1 13-Dec-19’ 13-Oec-19 : Punchlist A1370 Final Inspection 1 13-Dec-19’ 13-Oec-19 • Final Inspection Project Baseline Bar i i Remaining Work Summary 2®!® Revision Checked Approved Actual Work Milestone i i Critical Remaining Work